Exhibit 99.1

P R E S S A N N O U N C E M E N T

Investor Contact:	Press Contact:
Brian Flanagan	Erica McShane
Progress Software	Progress Software
1 781 280 4817	+1 888 365 2779 (x3135)
flanagan@progress.com	Erica.McShane@progress.com

Progress Software Chief Financial Officer Paul Jalbert to Retire; Former Carbonite CFO Anthony Folger To Be Appointed as New CFO

BEDFORD, MA, January 16, 2020 (GlobeNewswire) — Progress (NASDAQ: PRGS), the leading provider of application development and digital experience technologies, today announced the upcoming retirement of its Chief Financial Officer, Paul Jalbert, and the appointment of Anthony Folger to succeed him. Jalbert, who joined Progress in August 2012 and has served as CFO since March 2017, will retire as CFO on January 31, 2020.
“Paul’s retirement comes on the heels of a very successful fiscal 2019, and his contributions have been instrumental in helping us strengthen our business and embark on our strategy to scale our business through accretive M&A,” said Yogesh Gupta, Progress’ Chief Executive Officer. “During his time as CFO, he has helped drive consistently solid performance and greater efficiency in our core businesses, which has generated strong cash flow and created significant value for our shareholders. Paul has developed a world-class finance team with the highest standards of integrity and professionalism and, thanks to Paul’s leadership and skill as CFO, we are well-positioned to manage this transition.”
Folger will join Progress as CFO on January 31, 2020 and Jalbert will remain with Progress until April 2020 to assist Folger in the transition.
“I greatly appreciate the opportunity Yogesh and the Board provided me to lead Progress’ finance organization at such an exciting time in the company’s history,” said Mr. Jalbert. “I’m extremely enthusiastic about Progress’ future prospects as it moves forward with its accretive M&A growth strategy. I had established a personal goal of retiring when I turned 60, and, although I delayed it by a few years in order to serve as Progress’ CFO, I’m looking forward to embarking on this new chapter in my life.”
Folger was previously Chief Financial Officer and Treasurer of Carbonite, Inc. from January 2013 until Carbonite was acquired by OpenText Corporation in late December 2019. As CFO, Folger oversaw Carbonite’s customer facing and business operations including customer support, data center operations, finance, investor relations, corporate development, information technology, business analytics and human resources. From June 2006 to December 2012, Folger held senior leadership positions at Acronis, a leading provider of backup, disaster recovery and secure access solutions, including Chief Financial Officer from October 2008 to December 2012. Prior to Acronis, Mr. Folger held senior finance positions at Starent Networks Corp., and served as an audit manager at PricewaterhouseCoopers LLP.  Mr. Folger began his career at Deloitte & Touche, LLP and holds a B.A. in Accounting and Economics from The College of the Holy Cross.
“I am very excited that Anthony will be joining us,” said Mr. Gupta. “Anthony has broad experience, and a proven track record of growing businesses and managing complex capital structures. He also has a depth of financial and operational knowledge that will be invaluable in helping us achieve our objective of doubling the size of Progress in five years through M&A. I am confident that Anthony will strengthen our management team with his financial and strategic acumen and help us build on the positive momentum we established in fiscal 2019."

“Progress has built a strong and efficient business that generates impressive cash flows and significant value for shareholders,” said Folger. “Progress’ strategic focus on profitably growing its business through accretive M&A makes this a compelling opportunity for me. I am thrilled to be joining the Progress team at this exciting time, and I look forward to contributing to the Company’s future success.”

About Progress

Progress (NASDAQ: PRGS) offers the leading platform for developing and deploying strategic business applications. We enable customers and partners to deliver modern, high-impact digital experiences with a fraction of the effort, time and cost. Progress offers powerful tools for easily building adaptive user experiences across any type of device or touchpoint, the flexibility of a cloud-native app dev platform to deliver modern apps, leading data connectivity technology, web content management, business rules, secure file transfer, network monitoring, plus award-winning machine learning that enables cognitive capabilities to be a part of any application. Over 1,700 independent software vendors, 100,000 enterprise customers, and two million developers rely on Progress to power their applications. Learn about Progress at www.progress.com or +1-800-477-6473.

Progress and Progress Software are trademarks or registered trademarks of Progress Software Corporation and/or its subsidiaries or affiliates in the U.S. and other countries. Any other names contained herein may be trademarks of their respective owners.
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